Exhibit 10.2

EXCLUSIVITY, MANUFACTURING AND SUPPLY AGREEMENT

THIS EXCLUSIVITY, MANUFACTURING AND SUPPLY AGREEMENT (hereinafter referred to as "Agreement") is made and entered into as of August 23, 2007 (the "Effective Date") is made by and between Dermworx Incorporated, a Delaware corporation, with its offices at 934 S. Southlake Drive, Hollywood, Florida 33019 (hereinafter referred to as "Dermworx", which reference may include its Affiliates), and IGI, Inc., a Delaware corporation, with its offices at 105 Lincoln Avenue, Buena, New Jersey 08310 (hereinafter referred to as "IGI", which reference may include its Affiliates). Dermworx and IGI are sometimes referred to herein individually as a "Party" or collectively as "Parties".

THIS Agreement, upon execution, will supersede and replace the earlier agreement, dated October 11, 2006, in between Dermworx and IGI.

RECITALS

WHEREAS, Dermworx has been formed to develop, market and sell dermatological pharmaceuticals and cosmeceuticals ("Dermatological Drugs");

WHEREAS, IGI owns or has rights to certain intellectual property trade marked as Novasome® and has know-how to develop and manufacture formulations using such technology (hereinafter referred to as "Technology");

WHEREAS, IGI has developed one 2% Salicylic Acid lotion Product (Product code # RL1109B) utilizing the Technology (hereinafter referred as the "Product"), determined by Dermworx to be suitable for the treatment of acne;

WHEREAS, Dermworx desires an exclusive license to market and sell the Product in North, South and Central America, and in the United Kingdom;

WHEREAS, IGI possesses the facilities, equipment, technologies, intellectual property rights (either through direct ownership or license), and has the technical know-how and capacity to produce such Product for Dermworx;

WHEREAS, as a condition to maintain the exclusive rights Dermworx desires, IGI is to be exclusive manufacturer of the finished packaged Product for its purchase according to the provisions of this Agreement;

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WHERAS, Dermworx and IGI desire to set forth and define their relationship on the subject matter contained herein, including but not limited to consideration, Funding, and their respective rights, benefits, duties and liabilities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS.

1.10   "Affiliates" means any Person or entity controlling, controlled by or under common control with that Person or entity. "Control" for this purpose means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities or interests, by contract, or otherwise.

1.11 "Business Day" shall mean any day which is neither a Saturday, a Sunday nor a legal holiday on which banks are authorized or required to be closed in the state of New Jersey.

1.12 "Certificate of Analysis" means a summary of the quality control testing, as described in the Product Specifications, performed by IGI for the Finished Product supplied under this agreement.

1.13 "cGMP" means the then-current good manufacturing practices established by the U.S. Food and Drug Administration, as may be amended from time to time.

1.14  "Contract Year" means, (i) with respect to the first Contract Year, the period commencing on the Effective Date and ending on the last day of the month in which the first anniversary of the Effective Date falls, and (ii) with respect to any subsequent Contract Year, the one year period commencing upon the first day of the month following the month in which an anniversary of the Effective Date falls.

1.15 "Facility" shall mean any IGI manufacturing facility used for the Production of the Products.

1.16 "FDA Act" shall mean the federal Food, Drug and Cosmetic Act, as amended.

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1.17 "Field" means any Product recognized in the trade as a pharmaceutical, cosmetic or personal care Product.

1.18 "First Commercial Sale" shall mean the first sale by Dermworx of a Product for Trade.

1.19 "Finished Product" shall mean the Product together with all Labeling, branding, trade dress and packaging set forth in the Product Specifications.

1.20 "Formulations" shall mean the Products as further described and set forth on Exhibit A.

1.21 "Improvements" shall mean enhancements to the formulation and manufacturing process.

1.22 "Launch" shall mean the date of the first commercial shipment of the Product by Dermworx or its affiliates to a third party customer in the Territory.

1.23 "Novasome® Technology" shall mean certain proprietary technology involving the use of amphiphiles to prepare bi-layer membrane structures.

1.24   "Person" means an individual, a partnership, a corporation, an association, a joint stock company. a trust, a joint venture, an unincorporated organization, or a governmental entity (or department, agency or political subdivision thereof).

1.25   "Product Sale Period" means the one year period starting from the earlier of November 30, 2007 or the shipment of the Product to Dermworx designated warehouse from IGI manufacturing facility in Buena, NJ.

1.26 "Specification" shall mean the specification for the Product set forth on Exhibit B.

1.27 "Territory" means the North America, South America, Central America and the United Kingdom.

1.28 "Third Party" means any person or legal entity other than IGI, Dermworx or their Affiliates.

1.29 "Trade Secrets" shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act including inventions, clinical information, manufacturing and Production

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processes, experience, procedures and techniques, methods, practices, know-how, formulae, research and development information, business information, supplier and customer lists and related information, and all other confidential and proprietary information and rights.

2. PRODUCT REQUIREMENTS.

2.1     Exclusive Supply of the Product. For the period commencing on the Effective Date IGI shall supply, or cause to be supplied, and Dermworx shall purchase all of Dermworx's requirements of the Finished Product, for use in the Field in the Territory on the terms, and subject to the conditions, of this agreement. IGI agrees that, during the Term of this Agreement, Dermworx shall have the exclusive right to purchase the Product from IGI and its Affiliates for resale in the Field and the Territory until such time as Dermworx fails to satisfy the guaranteed minimum royalties requirements specified in Section 5.1.1 below and forfeits its exclusive right to purchase the Product in accordance with Section 5.1.2 below.

2.2     General Responsibilities. IGI will be responsible at its expense for all scale-up, validation, stability, Finished Product testing and stability, and fill and finish work related to the manufacture of the Product.

2.3     Product Specifications. The specifications for the Product are set forth in Exhibit B attached hereto, which may be changed from time to time upon written agreement of the parties (the "Specifications").

3. ESTIMATES, ORDERS AND TERMS OF SALE.

3.1     Product Estimates. At least sixty (60) days prior to the start of each calendar quarter, Dermworx shall provide IGI with a written estimate of the amounts of the Product that it will require during such quarter and for each of the three (3) calendar quarters subsequent thereto. The parties agree that the Product estimates produced pursuant to this Section 3.1 are for convenience purposes only, and that such Product estimates shall not obligate Dermworx to purchase any specific amount of Products.

3.2     Purchase Orders. Dermworx shall provide IGI with binding purchase orders for the purchase of the Product, which will specify, at a minimum, item ordered, volume ordered, price, and requested delivery date ("Purchase Orders"). Purchase Orders must be delivered to IGI at least forty-five (45) Business Days prior to the shipment date requested in such Purchase Order. IGI may reject any Purchase Order that does not conform to the requirements of this paragraph of the Agreement. In addition, in the event Customer submits Purchase Orders for Product in excess of one-hundred fifty percent (150%) of the forecasts provided pursuant to Section 3.1, IGI may delay the shipment date for the excess by such reasonable period as is necessary for Dermworx to manufacture such excess.

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3.3     Terms of Sale. Notwithstanding any different terms which may be contained in any Purchase Order or other form(s) submitted by Dermworx to IGI, all sales of Products by IGI to Dermworx shall be controlled by and subject to the terms and conditions of sale set forth on Exhibit C hereto, which are hereby incorporated into and made a part of this Agreement. Any acceptance by IGI of any Purchase Order shall be deemed to restate all of the terms and conditions set forth in this Agreement and Exhibit C applicable to such sale and no modification or amendment to such terms of sale shall be effective unless in writing executed by an officer of IGI and an officer of Dermworx explicitly stating that it is the intention of the parties to modify such terms and conditions of sale.

3.4 Launch of the Product. The launch by Dermworx of the Product shall occur no later than January 31, 2008.

3.5 Inability to Supply.

(a) Subject to Article 9, if IGI is unable or shall otherwise fail to supply all of Dermworx's Purchase Orders for the Product as contemplated hereby, including but not limited to by reason of Section 8.3, IGI shall use reasonably diligent efforts to provide for supply of the Product from Third Parties capable of supplying such items who reasonably demonstrate that they can supply Dermworx's orders of the Product according to the terms of this Agreement for a continuous period of ninety (90) days. In the event IGI causes Third Parties to supply Products in accordance with this Section 3.5 (a), IGI shall cause such items to be supplied to Dermworx at a price not to exceed the price for the Product as set forth in Exhibit A.

(b) In the event IGI is unable to cause a Third Party to manufacture Product to meet its obligations to Dermworx under the terms of Section 3.5 (a) of this Agreement, IGI shall facilitate and reasonably cooperate with procedures for disclosure of IGI's technical information and know-how concerning the manufacture of the Product, and taking into account the highly confidential nature of the IGI Confidential Information, to enable a Third Party mutually agreeable to the Parties who will act as a Third Party Contract Manufacturer for IGI, and Dermworx will have the right to purchase through IGI such Product manufactured by the Third Party Contract Manufacturer.

(c) In the event that either sub-paragraph (a) or (b) of this sub-paragraph 3.5 becomes effective, then the Third Party contractor and Dermworx shall be granted a limited, non-assignable, royalty free license from IGI for its intellectual property covering the Product and manufacturing thereof. This limited license shall be self executing when a Third Party contractor is engaged, and shall have a term of months for the period of time that it is necessary for the Third Party contractor to manufacture and package the Product. This limited license shall terminate upon IGI resuming manufacturing of the Product.

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4. PRICE AND PAYMENT.

4.1     Development Fee. Dermworx shall pay IGI Two Hundred and Fifty Thousand Dollars ($250,000) for the development of the Product. For the purpose of clarity, the $250,000 payment by Dermworx to IGI on November 30, 2006 against the Agreement of October 11, 2006 shall be applied and credited in full to this new Agreement and Dermworx will not owe IGI for the Product development as stated above.

4.2     Price for the Product. The price for the Product shall be the sales price (from IGI to Dermworx) for such Product as set forth in Exhibit A hereto as adjusted as set forth in this Section 4 (the "Price"). The Prices for Products shall be fixed during the first twelve (12) months of the Term (the "Fixed Period") defined in 8.1 hereunder, and such Prices shall be subject to adjustment pursuant to Section 4.2 after the Fixed Period.

4.3     Price Adjustments. Notwithstanding anything to the contrary in Section 4.2 above, after the Fixed Period, Prices shall be adjusted automatically annually to reflect an average increase in the Producer Price Index for Finished Goods Excluding Foods (PPIFLF) or a successor index as published by the United States Department of Labor (or such other governmental authority as may be charged with compiling such index from time to time) for the preceding twelve (12) month period.

4.4     Payment. Terms of payment by Dermworx to IGI shall be fifty percent (50%) cash down payment with Dermworx purchase order, balance due within thirty (30) days of receipt of the Product covered by the invoice for that Product when delivered. The amount due under all such Purchase Orders which have not been timely paid and no good faith dispute exists as to such Purchase Order, shall incur interest of 18% per annum. Other than Product for which Dermworx and IGI have a good faith dispute over the payment thereof, if Dermworx does not comply fully with the foregoing payment terms on Product for which there is no dispute after having been given a opportunity to cure the same pursuant to Section 7.2, then IGI, at its option, may defer additional shipments until overdue accounts have been paid, suspend Production of the Product, and/or pursue collection actions and other available remedies. In the event that Dermworx in good faith disputes any amount due under an invoice, Dermworx shall pay the undisputed amount due and may withhold payment only of the disputed portion of the invoice. The parties shall discuss the disputed amount in good faith and seek to resolve such dispute.

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5. ROYALTY PAYMENTS.

5.1 Upon Dermworx effecting sales of the Product, IGI shall be paid a [***] royalty on Net Sales ("Royalty") as in 5.2 hereunder.

5.1.1 In consideration of the exclusivity granted to Dermworx hereunder, Dermworx and permitted Affiliates of Dermworx shall guarantee IGI a minimum royalty payment of [***]

5.1.2  The exclusivity of the Product granted to Dermworx will become non exclusive if the conditions specified in 5.1.1 above are not met. However, in the event that Dermworx does not generate enough sales to pay above specified royalty amount to IGI, Dermworx can maintain exclusivity of the Product in the Territory by paying to IGI an amount equal to the difference in royalty paid and minimum guaranteed royalty specified in 5.1.1 above. Such difference shall however be paid within 30 days of the last day of the Product sale period of any given year.

5.2     Net Sales. "Net Sales" shall mean the total gross sales (number of units shipped times the invoiced price per unit) to third parties representing sales invoiced by Dermworx and its Affiliates and their sub licensees (including sub licensees of any sub licensee) of the Product less deductions for the following to the extent actually paid or allowed:

5.2.1  sales and excise taxes and duties (including import duties) paid or allowed by a selling party and any other governmental charges imposed upon the sale of an Initial Dermworx Product or Potential Product;

5.2.2  normal and customary trade, quantity and cash discounts (up to the amount normal and customary in a given country for early payment of invoices) and rebates, chargeback and administrative fees (including rebates to social and welfare systems);

5.2.3  allowances, chargeback and credits to third parties on account of rejected, damaged, outdated, returned, withdrawn or recalled Initial Dermworx Products Potential Products or on account of retroactive price reductions affecting the Initial Dermworx Products or Potential Products;

5.2.4 The calculation of Net Sales shall be made in accordance with generally accepted accounting principles applicable to the locality where the invoices are prepared and consistently applied.

5.2.5  Sales between Dermworx and its Affiliates and/or their sub licensees shall be excluded from the computation of Net Sales, but Net Sales shall include the first sales to third parties by any such Affiliates and their sub licensees. The supply of the Product, as commercial samples or for use in clinical studies shall not be included within the computation of Net Sales provided such items are provided without consideration. Where (i) the Product is sold by Dermworx or an Affiliate or their sub licensees as one of a number of items without a separate price; or (ii) the consideration for the Product shall include any non-cash element; or (iii) the Product (other than commercial samples for which no payment is made by the receiving party) shall be transferred by Dermworx or an Affiliate or their sub licensees in any manner other than an invoiced sale, the Net Sales applicable to any such transaction shall be deemed to be Dermworx's average Net Sales price for the applicable quantity of such Product at that time.

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***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.

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5.3     Royalty Reports, Accounting and Exchange Rates. During the term of this Agreement following the Launch of the Product in any country, Dermworx shall furnish to IGI a written report by calendar quarter showing in reasonably specific detail, on a country-by-country basis, (a) the total number of units of the Product sold; (b) the Net Sales on the Product, (c) the calculation of the royalties payable pursuant to section 5.1 in United States dollars which shall have accrued hereunder based upon Net Sales of each of the Product, including a detailed calculation showing the application of the applicable royalty rates under section 5.1 to the aggregate Net Sales for the Product; (d) the withholding taxes, if any, required by law to be deducted with respect to such royalties and the amount paid to the appropriate governmental authority with respect to such royalties; (e) the date of Launch of each of the Product in each country in the country during the reporting period; and (f) the exchange rates used in determining the amount of United States dollars. With respect to sales of the Product invoiced in United States dollars, the Net Sales and royalties and other payments payable hereunder shall be expressed in United States dollars. With respect to sales of the Product invoiced in a currency other than United States dollars, the Net Sales and royalties and other payments payable hereunder with respect to such Product shall be expressed in the domestic currency of the Party making the sale together with the United States dollar equivalent of the royalty payable, and such exchange shall be calculated pursuant to Section 5.6 of this Article. Reports shall be due on the thirtieth (30th) day following the close of each calendar quarter.

5.4 IGI Audit Rights.

5.4.1  Dermworx shall maintain, and Dermworx shall require its Affiliates and each of their sub licensees to maintain, at their respective offices accurate and complete books and records of the Net Sales of the Product consistent with sound business and accounting practices and in such form and in such detail as to enable Dermworx, its Affiliates and sub licensees to verify the royalties payable to IGI pursuant to section 5.1. Upon the written request of IGI, but not more than once in each calendar year, Dermworx, its Affiliates and sub licensees shall permit IGI or an independent certified public accounting firm selected by IGI or such third party and reasonably acceptable to Dermworx, at IGI's expense, on reasonable notice of not less than ten (10) days to have access during normal business hours to such of the records of Dermworx, its Affiliates and sub licensees as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty four (24) months prior to the date of such request. The IGI designated certified public accounting firm shall execute such confidentiality agreements with respect to such access as Dermworx, its Affiliates and sub licensees shall reasonably request.

5.4.2  If such accounting firm concludes that additional royalties were owed or that royalties were overpaid during such period, Dermworx shall pay the additional royalties or IGI shall credit or pay Dermworx the overage, in each case with interest computed at the London Interbank Offering Rate of interest plus two percent (2%), as reported by The Wall Street Journal for the applicable payment date, or if not so published on such date, as published in The Wall Street Journal for the next business day, within thirty (30) days of the date IGI or the Third Party delivers to Dermworx such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by IGI, provided, however, that if the audit discloses that the royalties payable by Dermworx for the audited period are more than one hundred five percent (105%) of the royalties actually paid for such period, then Dermworx shall pay the reasonable fees and expenses charged by such accounting firm.

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5.5     Confidential Financial Information. Each party shall treat all financial information subject to review under this Article 5 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

5.6     Payment; Exchange Rates. All payments payable pursuant to this Agreement shall be made in United States dollars and all royalty payments shall be paid on a country-by-country and Product-by-Product basis not later than thirty (30) days from the end of each calendar quarter for Net Sales of each Initial Dermworx Products and Potential Products in the country. With respect to payments to be made which are based in a currency other than United States dollars, conversion from such currency to United States dollars shall be determined based on the average of the U.S. dollar equivalent exchange rate as published in The Wall Street Journal for the first and last business day for such calendar quarter.

5.7 Best Efforts. Dermworx shall use its Best Efforts to market and effectuate sales of the Product for the objectives of maximizing revenues for Dermworx and Royalties for IGI.

6. WARRANTIES.

6.1     Product and Personnel Warranties. IGI warrants that the Product sold by IGI hereunder shall (i) be free from defects in material and workmanship, (ii) be manufactured in accordance with cGMP, (iii) not be, at the time of such delivery, adulterated or misbranded within the meaning of the FDA Act, or within the meaning of any applicable state or municipal law in which the definition of adulteration or misbranding is substantially the same as contained in the FDA Act, as such laws are constituted and effective at the time of delivery; provided that IGI shall bear no responsibility and have no liability for any breach of this warranty arising from Dermworx's breach of the warranty set forth in Section 5.7, 5.9, 5.10 and 6.3 below, (iv) conform in all material respects to the Specifications, as may be amended from time to time as provided by Section 2.2 herein below. IGI warrants that IGI has qualified and trained personnel, adequate premises and space, suitable equipment and services, suitable storage and the knowledge and experience to manufacture the Product for Dermworx.

6.2     Liens and Claims. IGI warrants and covenants that, except as provided in this Section 6.2, all Products sold and delivered hereunder shall be free and clear of all liens, claims and encumbrances. Until payment in full of the Price applicable to any shipment of Product, Dermworx hereby grants to IGI a purchase money security interest in such shipment of Product and the proceeds thereof to secure payment of said Price.

6.3     IGI Corporate Warranties. IGI warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and that it has full corporate power and authority to enter into and perform this Agreement. IGI warrants that it is materially abiding by all applicable federal, state and local laws in the operation of its business, and prior to the Effective date of this Agreement has acquired all requisite licenses and permits, and such licenses and permits shall remain in force and effect throughout the Term of this Agreement.

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6.4     Technology Warranty. IGI warrants that it has no knowledge, as of the Effective Date, of a claim or allegation pending against IGI alleging that the Novasome technology to be utilized by IGI in the manufacture of Products under this Agreement infringes the intellectual property of a Third Party.

6.5     Disclaimers. THE FOREGOING WARRANTIES ARE IN LIEU OF AND EXCLUDE ALL OTHER WARRANTIES NOT EXPRESSLY SET FORTH HEREIN WHETHER EXPRESSED OR IMPLIED BY OPERATION OF LAW OR OTHERWISE INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR INTENTIONAL WRONGFUL ACTIONS OF A PARTY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL OR CONSEQUENTIAL LOSSES, DAMAGES OR EXPENSES, DIRECTLY OR INDIRECTLY ARISING FROM THE MANUFACTURE, MARKETING, SALE, HANDLING OR USE OF THE PRODUCTS, OR FROM ANY OTHER CAUSES RELATING THERETO REGARDLESS OF WHETHER SUCH PARTY WAS ADVISED OF THF POSSIBILITY OF SUCH DAMAGES, PROVIDED THAT A CLAIM FOR INDEMNITY FOR A THIRD PARTY CLAIM ARISING UNDER SECTION 11 SHALL NOT BE DEEMED TO BE INCIDENTAL OR CONSEQUENTIAL LOSSES, IRRESPECTIVE OF THE BASIS ASSERTED IN SUCH THIRD PARTY CLAIM. Customer agrees that IGI shall be entitled to rely upon the Specifications and IGI shall not be deemed negligent or otherwise liable for design defects in Products meeting the Specifications.

6.6     Dermworx Warranties. Dermworx warrants that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and that it has full power and authority to enter into and perform this Agreement. Dermworx warrants that it is materially abiding by all applicable federal, state and local laws in the operation of its business, and prior to the Effective date of this Agreement has acquired all requisite licenses and permits, and such licenses and permits shall remain in force and effect throughout the Term of this Agreement.

6.7     Sales of Product. Dermworx shall sell the Products only for its intended use. Dermworx has obtained or will obtain prior to the first sale of the Product all required approvals, if any, relating to the distribution, sale, marketing and use of the Product and will continue to maintain all such approvals in full force and effect.

6.8     Tracking. In the event that the FDA Tracking Information pursuant to 21 U.S. Code of Federal Regulations Part 821, and any amendments or additions thereto, has become mandatory for the Product, Dermworx shall provide the FDA Tracking Information relating to such Product the FDA with a copy to IGI.

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6.9     Warning and Directions for Use of Product. Dermworx shall supply all necessary and appropriate warnings to be included on labels to be attached to the Products by IGI. All such warnings shall be truthful, complete and accurate and if required, approved by all appropriate state and federal authorities.

6.10 Compliance with Law. Dermworx shall comply with the laws, rules, regulations and administrative directions controlling the promotion, distribution, sales and use of the Product.

7. SAMPLING, TESTING AND ANALYSIS.

7.1     Sampling and Analysis. Prior to each shipment, IGI shall, to the extent consistent with cGMP, sample and test the Products in accordance with the Specifications and cGMP. If the Products so tested do not meet the Specifications and cGMP, then IGI shall confer with Dermworx and perform such retesting and/or rework as is required to deliver Product which conforms with Specifications and cGMP. IGI shall be responsible for all costs associated with such retesting and/or rework.

7.2     Certificate of Analysis and Manufacturing Compliance. IGI shall send or cause to be sent with each batch of the Product delivered a certificate of analysis with delivery of the Product setting forth the items tested, Specifications and test results of any test performed pursuant to Section 6.1. IGI shall also provide or cause to be provided for each batch of Product a certificate of manufacturing compliance which will certify that the Product was manufactured in accordance with Specifications and applicable cGMP. Sample forms of a certificate of analysis and a certificate of manufacturing compliance are attached hereto as Exhibit D. IGI shall promptly advise Dermworx if an authorized agent of the FDA or other governmental agency visits or proposes to visit any of IGI's manufacturing facilities concerning the Product and permit a Dermworx representative to be present during such visit. IGI shall provide to Dermworx, promptly after its receipt thereof, a copy of any written findings delivered by such governmental agency to IGI covering any such visit to the extent relating to the Product. Such written findings shall be deemed Confidential Information, and subject to the confidentiality provisions set forth in Article 8 in this Agreement.

7.3     Labeling. Dermworx shall supply to IGI specifications for labels, warnings and directions for use of the Product manufactured by IGI hereunder. IGI shall apply labels created from label designs provided by Dermworx to shipments of the applicable Product. IGI shall bear all costs incurred in printing and applying such labels to packaging of the Product. Dermworx warrants that all labeling and/or specifications for such labeling supplied by Dermworx to IGI (i) shall be accurate in all material respects, (ii) shall comply with all applicable laws, and (iii) shall provide for accurate warnings and directions for use as may be required by law, and (iv) when properly applied by IGI to the correct Product, shall not cause any Product to be, at the time of such delivery, adulterated or misbranded within the meaning of the FDA Act, or within the meaning of any applicable state or municipal law in which the definition of adulteration or misbranding is

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substantially the same as contained in the FDA Act, as such laws are constituted and effective at the time of delivery.

7.4     Defective Product; Shortage. Dermworx shall notify IGI in writing of any claim relating to damaged, defective or nonconforming Product or any shortage in quantity of any shipment of Product promptly upon learning of such shortage or defect and, other than for latent defects, in no event later than ten (10) days of receipt of such Product. Dermworx shall notify IGI in writing of any claim relating to a latent defect of Product within ten (10) days after such latent defect is discovered or should reasonably been discovered, but in no event later than the expiration of the shelf life of such Product. In the event of such rejection or shortage of the Product ordered by Dermworx, at Dermworx's election, IGI shall replace the rejected Product or make up the shortage within thirty (30) days at the applicable price less any negotiated discount and shall make arrangements with Dermworx for the return of any rejected Product, such return shipping charges to be paid by IGI. Any claim by Dermworx with reference to the Product sold to Dermworx hereunder for any cause shall be deemed waived Dermworx made in writing within the time period specified in this Section 6.4.

7.5     Discrepant Test Results. In the event of a discrepancy between Dermworx's and IGI's test results such that one party's results fall within the Specifications and the other party's results fall outside the Specifications, the parties shall cause an independent Third Party, to be agreed upon by the parties, to perform comparative tests on samples of the Product. These results shall be final and binding. The party whose position does not prevail shall pay the fees of such independent Third Party.

7.6     Specifications. No modifications or changes to the Specifications shall be made or incorporated without the prior written agreement of the parties. Dermworx shall not unreasonably withhold consent in the event that IGI requests that a basic commodity ingredients be substituted for a commodity ingredient set forth in the Specifications.

7.7     Complaint Handling. IGI shall provide reasonable assistance and cooperation to Derworx in addressing and resolving Third Party complaints related to the Product, Dermworx shall be responsible for coordinating the resolution of all such complaints with Third Parties.

7.8     Default Shipping Procedures. Product designated by Dermworx for shipment to designated Dermworx's facility shall be delivered to Dermworx F.O.B. IGI's Facility, Buena, New Jersey. All other Product sold hereunder shall be delivered to Dermworx ex works the Facility and, unless Dermworx requests that IGI handle shipping of such Product pursuant to Section 7.9, Dermworx shall be responsible for arranging shipment of such Product from the Facility. All pricing set forth in this Agreement is for delivery in accordance with the foregoing delivery terms.

7.9 Special Shipping and Handling. When requested and at Dermworx's expense, IGI shall arrange the shipment of the Product on behalf of Dermworx to such address as Dermworx may

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specify; provided that IGI reserves the right to use an alternate method of transportation or route of shipment if delay might otherwise occur. When using an alternate method of transportation or route of shipment, IGI will promptly notify Dermworx of such changes. IGI shall provide to Dermworx copies of all shipping and insurance documentation. Dermworx shall be responsible for all shipping any insurance charges incurred by IGI pursuant to and in accordance with this Section 7.9.

8. TERM AND TERMINATION.

8.1     Term. This Agreement shall begin on the Effective Date of this Agreement and shall remain in effect for the period of time that Dermworx is complying with paragraphs 5.1. and 5.1.1 of this Agreement, unless sooner terminated as herein provided (the "Term").

8.2     Termination for Breach. This Agreement may be terminated by either party for the other party's failure to cure a breach in any material term or condition of this Agreement. Such termination shall be effective sixty (60) days following receipt of written notice of the breach, unless the breach is cured within such notice period. Notwithstanding the foregoing Dermworx ability to cure for non payments of amounts due shall be five (5) business days from receipt of notice of non payment.

8.3     Insolvency. This Agreement may also be terminated by either party, effective immediately upon delivery of written notice to the other party if any filing is made with the court or competent authorities by any person (including the officers, employees or creditors of such other party) for bankruptcy or any other similar insolvency proceedings against such other party which, in the case of a Third Party filing, is not dismissed within sixty (60) days.

8.4     Effect of Termination. If either party terminates this Agreement for the other party's uncured breach pursuant to Section 8.2 and 8.3 above, or for nonpayment of amounts owed, then such party shall have the right to cancel open Purchase Orders as to Products not yet shipped. If either party terminates this Agreement because of the other party's insolvency, then such party may immediately cancel open Purchase Orders as to Products not yet shipped and not yet in process of manufacturing.

Upon termination or expiration of this Agreement for any reason: (i) Dermworx shall pay IGI all sums accrued hereunder prior to such termination or expiration; (ii) each party shall immediately return to the other all materials and information in its possession or under its control relating to, reflecting or constituting the other party's Confidential Information; and (iii) subject to either party's right to cancel Purchase Orders set forth above, IGI shall manufacture or complete the manufacture of Products as necessary to fulfill all binding Purchase Orders received prior to the expiration or termination date, and Dermworx shall comply with all of its payment and other obligations with respect thereto.

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8.5     Survival. Any obligations and responsibilities, which by their nature extend beyond the expiration or termination of this Agreement, shall survive and remain in effect, including without limitation, warranties, indemnities, payment obligations, confidentiality, and limitation of liability.

9. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

9.1     Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the parties agree that the receiving party shall keep confidential and shall not publish or otherwise disclose to any Third Party or use for any purpose other than as provided for in this Agreement, any know-how, invention disclosures, proprietary materials, technologies and data, financial information, pricing and cost information, business or research strategies or information, customer or supplier information and lists, Trade Secrets, and any other confidential and proprietary information and materials furnished to it by the other party pursuant to this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving party that such Confidential Information:

i. was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

ii. was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

iii.  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

iv. was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing party not to disclose such information to others.

Each party may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in prosecuting or defending litigation, or complying with applicable governmental regulations; provided that, prior to making any such disclosure, a party will give reasonable advance notice to the other party of the nature of the disclosure and the Confidential Information to be disclosed and obtain such other party's approval to the disclosure (which approval shall not be unreasonably withheld, and shall be granted to the extent the disclosure is legally required by court or governmental order). Where possible, such party will use its best efforts to secure confidential treatment of such Confidential Information. Dermworx understands and acknowledges that IGI is a public company whose securities are registered with the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). As a public company IGI is subject to the disclosure requirements under the Act and the

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Securities Exchange Act of 1934 (the "1934 Act"). For purposes of solely this Section 9.1, Third Party shall not include the Affiliates of a Party, wherein "Affiliate" shall mean a person or entity that is controlling, controlled by or under common control with a Party. "Control" means for these purposes the power and authority to direct the management through fifty percent (50%) or greater voting shares or interests.

9.2     Ownership of Formulation. The Formulations for the Product manufactured by IGI for Dermworx hereunder shall be considered the confidential and proprietary information of Dermworx, and shall be treated as Confidential Information hereunder.

9.3     Ownership of Novasome® Technology and Novasome ®Trademark. Except as expressly stated herein, nothing in this Agreement shall be construed to convey to Dermworx any right, title or interest in any IGI Confidential Information obtained , the Novasome® Technology, or any license to use, sell, exploit, copy, decompile or further develop in any way any of such Confidential Information. Except as expressly stated herein, no license is hereby granted or implied under any patent, including the Novasome® Technology, copyright or trademark, any application for any of the forgoing, or any trade name or trade secret, in which IGI has any right, title or interest.

9.4     License. IGI grants to Dermworx a non-exclusive, royalty -free license under the trademark to affix IGI U.S. trademark Novasome ® Technology to the Product ("except where IGI determines that there is a risk of infringement and so informs Dermworx. Dermworx shall not be required to display the Novasome ® Technology trade on its packaging and literature. Notwithstanding the foregoing, in the event the Novasome ® Technology Trademark is displayed to Dermworx, Dermworx shall not alter or remove the Novasome ® Technology trademark applied to the Product. Prior to the use of the Novasome ® Technology trademark, Dermworx shall submit all packaging and literature containing such mark to IGI for approval. Dermworx shall also advise IGI of Dermworx's discontinuance of the use of the Novasome ® Technology trademark. Nothing herein shall grant to Dermworx any right, title or interest in IGI trademark or tradenames. At no time during or after the term of this Agreement shall Dermworx challenge or assist others to challenge IGI trademarks or registration hereof or attempt to register any trademarks, marks or trade names confusingly similar to those of IGI. During the term of this Agreement, in the event that Dermworx becomes aware of any challenge to or registration of IGI Trademarks, or attempts to register any trademarks, marks, or trade names confusingly similar to those of IGI, Dermworx shall provide IGI written notice thereof promptly.

10.     FORCE MAJEURE. The performance by either party of any obligation hereunder (other than an obligation to pay money) shall be excused to the extent such performance is prevented or delayed by an act of God or the public enemy, insurrections, riots, labor disputes, including lockouts or boycotts, fire, explosion, flood, government order, shortage of materials or energy or other causes beyond the reasonable control and without the fault or negligence of the parties so affected ("Force Majeure"). The party so affected shall give prompt written notice to the other party of such Force Majeure, and shall take whatever reasonable steps are necessary to relieve

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the effect of such Force Majeure as rapidly as possible. If an event of Force Majeure is specific to IGI and continues for 90 days, the parties will proceed according to the provisions of Section 3.4 (b) hereinabove.

11.     PRODUCT RECALL. In the event that a Third Party recall is necessitated by IGI's delivery hereunder of Product failing to conform to the Specifications or applicable laws and such failure is due to IGI's fault, IGI shall bear the direct costs and expenses of such recall (including costs actually incurred in notifying customers, customer refunds actually paid, costs actually incurred of returning goods, and other third party expenses paid but excluding lost profits or any other incidental, punitive or consequential damages), in each case solely to the extent Dermworx is obligated to its customer or the Third Party initiating the recall.

12. MISCELLANEOUS

12.1   Right of First Refusal. Dermworx has near term interest in expanding its sales efforts for the use of Salicylic Acid Novasome Products for the treatment of Psoriasis and Seborrhic Dermatitis. IGI has interest in developing and manufacturing such Products for Dermworx and grants Dermworx a right of first refusal until January 31, 2008 for entering in to a Product development agreement for Salicylic Acid Novasome® Product to be used in proprietary formulations for the treatment of Psoriasis and Seborrheic Dermatitis.

12.2   New Product Development and Manufacturing Agreement. At the time that Dermworx exercises its "right of first refusal" for either the Psoriasis or Seborrheic Dermatitis Products, IGI and Dermworx will negotiate in good faith separate Product Development Agreements leading to separate Exclusive, Manufacturing and Supply Agreements using the agreement for Acne Product as a template.

13. INDEMNITY; INSURANCE.

13.1   Dermworx's Indemnity. Dermworx shall defend, indemnify and hold harmless IGI and its officers, directors and employees from and against any and all Third Party claims, suits, judgments, damages, settlements, liabilities, losses, expenses and costs (including court costs and attorneys' fees) against or incurred by IGI arising from or relating to the manufacture, sale or use of any Products by Dermworx or any of their customer, except to the extent covered by IGI's indemnity pursuant to Section 13.2 or IGI's obligations under Section 7.

13.2   IGI's Indemnity. IGI shall defend, indemnify and hold harmless Dermworx and its officers, directors and employees from and against any and all Third Party claims, suits, judgments, damages, settlements, liabilities, losses, expenses and costs (including court costs and attorneys' fees) arising from or relating to the negligence or intentional wrongful actions of IGI or resulting from IGI's breach of this Agreement.

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13.3   Conditions to Indemnification. This Agreement of indemnity is conditioned upon the indemnified Party's obligation to: (i) advise the indemnifying Party of any claim or lawsuit, in writing, within such a time frame as not to materially prejudice the rights of the indemnifying party; (ii) provide the indemnified party with complete copies of all written claims and/or detailed summaries of all oral complaints by Third Parties and such other documentation that the Indemnifying party may reasonably request; and (iii) at the request and expense of the indemnifying Party, cooperate with and assist the indemnifying Party and its representatives in the investigation and defense of any lawsuit and/or claim for which indemnification is sought.

13.4 Insurance. Each party will obtain and maintain at its sole expense insurance coverage with limits not less than those specified below:

i. Commercial General Liability insurance with a per occurrence limit of One Million Dollars ($1,000,000).

ii.    Product Liability insurance with a per occurrence limit of Two Million Dollars ($2,000,000). In lieu of insurance, a party may self-insure all or a portion of the Product liability insurance. In the event that any policy of Product liability insurance is written on a claims made basis, then the policy(ies) shall be maintained during the entire period of this Agreement and for a period of not less than five (5) years following the termination or expiration of this Agreement.

iii.  Worker's Compensation and Employers Liability Insurance with statutory limits for workers' compensation as applicable in any state in which IGI is required to carry such insurance and Employers' Liability limits of One Million Dollars ($1,000,000).

With respect to all insurance coverage required under this Section 13.4 the party required to maintain the insurance will furnish the other party with certificates of insurance evidencing the required coverage as soon as practicable after the Effective Date and prior to the renewals of the policies included on the certificates; (ii) such certificates shall state that such party's insurers will endeavor to provide thirty (30) days written notice of any cancellation prior to the policy(ies) expiration date(s); and (iii) the Product liability insurance policies shall name the other party as an additional insured and the additional insured status shall be evidenced on the above referenced certificate of insurance being provided to such other party. Each insurance policy which is required under this Section 13.4 shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

14.     RELATIONSHIP. Neither party shall act as a legal representative, agent, joint venturer, partner or employee of the other for any purpose, or has any right or power to act for, or on behalf of, or bind the other party in any respect. IGI shall in all respects be considered to be an independent contractor of Dermworx.

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15. AUDIT.

15.1   Facilities Audit. Once during each twelve (12) month period of the Term of this Agreement, Dermworx shall have the right, upon reasonable notice to IGI and during regular business hours, to inspect and audit the portions of any Facility engaged in the Production, packaging, and/or storage of the Product to assure compliance by IGI with cGMP and applicable FDA and other rules and regulations and with other provisions of this Agreement, including Applicable Laws.

15.2   Compliance with On-site Policies. As a condition to granting access to the Facility or other location to any representatives of Dermworx or any other Person, IGI may require each such representative to execute an agreement to comply with IGI's security and safety policies (which may require the wearing of particular clothing or identification devices) and to comply with provisions similar to those set forth in Section 9 of this Agreement.

16. NONWAIVER. The waiver of any breach of the terms of this Agreement shall not constitute the waiver of any other or further breach hereunder, whether or not of a like kind or nature.

17.     NOTICES. All notices, requests, and other communications ("Notices") hereunder shall be in writing and shall be deemed duly given if (i) delivered by a nationally recognized courier or other means of personal service, registered or certified mail, return receipt requested, postage prepaid, by e-mail (provided that a hard copy of such written Notice is mailed within five (5) business days thereafter) or by facsimile (provided receipt is acknowledged by facsimile equipment and a hard copy of such written Notice is mailed within five (5) business days thereafter) and (ii) addressed to the intended recipient as set forth below (or at such other address as a person advises to the other party in writing):

If to IGI:	IGI, Inc.
105 Lincoln Avenue
Buena, New Jersey 08310
Attention: Rajiv Mathur

With a copy to:	William A. Despo, Esq.
St. John & Wayne
2 Penn Plaza East
Newark, New Jersey 07105

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If to Customer:	Dermworx Incorporated
934 S. South Lake Drive
Hollywood, Florida 33019
Attention: Norman M. Meier

With a copy to:	Shephard Lane, Esq.
Dreier LLP
499 Park Avenue
New York, New York 10022
(212) 328-6100

Any Notice given in accordance with the terms of this Section 17 shall be deemed to have been duly given when it is actually received by the party for whom it is intended. Any party may change the address or other contact information to which Notices are to be delivered by giving the other party advanced written notice in the manner set forth herein.

18.     ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the other party, except that either party may assign its rights and obligations hereunder to an Affiliate whose performance it guarantees.

19.     PUBLICITY. Except to the extent otherwise required by applicable law, Customer and IGI agree not to disclose the existence of this Agreement or use the name of the other in any publicity, advertising or information which is disseminated to the general public without the other party's prior written approval.

20.     SEVERABILITY. In the event that any one or more of these provisions is held invalid, illegal or unenforceable, such provision or provisions shall be severed and the remaining provision or provisions shall remain binding and effective.

21.     GOVERNING LAW; JURISDICTION. This Agreement shall be construed and all the rights, powers and liabilities of the parties hereunder shall be determined in accordance with the substantive laws of the State of Delaware, without regard to conflicts of laws principles. The parties hereby covenant and agree that prior to or on the second anniversary of the Effective Date any and all actions arising out of or related to this Agreement shall be brought and maintained in the federal and state courts sitting in the State of Delaware. After to the second anniversary of the Effective Date actions arising out of or related to this Agreement may be brought and maintained by either party in any federal and state court with jurisdiction over such

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action. Each party hereto hereby irrevocably consents and submits to the exclusive jurisdiction of and the service of process from such courts for any and all such actions.

22.     WAIVER OF TRIAL BY JURY. The parties hereby knowingly, voluntarily and intentionally waive any right they may have to a trial by jury in respect to any litigation arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. This provision is a material inducement for IGI and Customer entering into this Agreement.

23.     COUNTERPARTS; INTERPRETATION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

24.     ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, constitute the entire agreement between the parties and cancels and supersedes all previous agreements, if any, between the parties (except for the survival of the $250,000 payment previously made under the October 11, 2006 agreement, and the full credit of that $250,000). Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument signed by Dermworx and IGI.

IN WITNESS WHEREOF, the parties have executed this Exclusivity, Manufacturing and Supply Agreement as of the date first set forth above.

Dermworx Incorporated.		IGI, Inc.

By:	/s/Norman Meier	By:	/s/ Rajiv Mathur

Norman Meier Executive Chairman		Rajiv Mathur President & CEO

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EXHIBIT A

PRODUCT AND PRICING

Item	Price	MOQ
2% w/w Salicylic Acid Novasome® Lotion	$ TBD	TBD
a)	The processing variability of +/- 10% of the ordered quantity will be absorbed by Dermworx.
b)	Any unused expired ingredient specifically and exclusively used in the Product will be billed to Dermworx at cost +10% handling fee.
c)	Packaging description : TBD

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d)	EXHIBIT B

PRODUCT SPECIFICATION

Attached hereto.
[Note: Specification Not Attached To Original Agreement]

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EXHIBIT C

TERMS AND CONDITIONS OF SALE

These terms and conditions shall govern all sales of Products by IGI to Dermworx pursuant to the Exclusivity, Manufacturing and Supply Agreement between the parties (the "Agreement") as provided in Section 3.3 of such Agreement.

A.      Delivery Dates. If Dermworx submits a Purchase Order which states that it is a firm order and identifies a shipment date in compliance with the lead time requirements specified in Section 3.2 of the Agreement, then IGI shall ship Product covered by such firm Purchase Orders in accordance with the specified shipment date.

B.       Identification. Dermworx's Purchase Order number and Product codes must appear on all invoices, packing slips, certificates of analysis, and other correspondence regarding the Product. A bill of lading shall accompany each individual shipment and include the following: purchase order number, batch number, Dermworx's Product codes, total number of cartons and individual units in the shipment.

C.       Taxes. Any and all sales, use, consumption, VAT, excise, or other taxes of any nature whatsoever imposed by any taxing authority (whether federal state, local foreign or otherwise) and required to be paid or collected by IGI or Dermworx as a result (either directly or indirectly) of the sale or transportation of the Products shall be paid and borne by Dermworx; provided, however, that Dermworx shall not be liable for any tax levied upon or measured by the net income of IGI.

D. Weights. When quantity is based upon track or highway scale weight, origin scale weight shall govern. In all other circumstances, IGI's weights at place of shipment shall govern.

E.       FOB.    IGI shall deliver all shipments of Product F.O.B. at IGI's Facility, Buena, New Jersey, and shall notify Dermworx as to when any shipment of such Product has been or will be ready for shipment. Dermworx shall take delivery of ships of Product at the F.O.B. point, and title and risk of loss or damage to any shipment shall pass to Dermworx upon delivery of such shipment by IGI at the F.O.B. point. IGI will ship such Products in accordance with Dermworx's shipping instructions to the Person designated by Dermworx, provided, that in the absence of delivery instructions, IGI may select the carrier on behalf of Dermworx and invoice Dermworx for the cost of shipping, but IGI shall not be deemed thereby to assume any liability in connection with the shipment, nor shall the carrier be construed to be an agent of IGI. In all events, insurance for such Products during transit will be the responsibility of Dermworx.

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EXHIBIT D

FORMS OF CERTIFICATE OF ANALYSIS AND
CERTIFICATE OF MANUFACTURING COMPLIANCE

Certificate of Analysis Form

See forms included in Exhibit B.

Certificate of Manufacturing Compliance Form

The parties will mutually agree, in each case acting reasonably, upon a form of certificate of Manufacturing Compliance promptly after the Effective Date.

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